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                                  EXHIBIT 10.7


                                January 13, 1995


Steven Garrett, D.D.S., M.S.
1674 Halsey Street
Redlands, California 92373

Dear Dr. Garrett:

         On behalf of the Atrix Board of Directors and Executive Management, I am pleased to offer you the position of Vice President of Periodontal (Dental) Clinical Research of Atrix Laboratories, Inc. You will report directly to Dr. Lee Southard, President and Chief Scientific Officer. I think the job is a perfect match and that you will enjoy the opportunities, the people, and the business very much. At the same time, I'm confident that you will lead the Clinical group well, provide the direction for its continued growth and help the rest of senior management set an appropriate strategic direction for the corporation.

         Your responsibilities at Atrix will span preclinical and clinical research in the dental area and will include: directing, planning, execution and interpretation of clinical trials/research and data collection activities; establishing and approving scientific methods for design and implementation of clinical protocols, data collection systems and final reports; monitoring adherence to protocols and determining study completion; interacting with various inside/outside groups to facilitate the clinical trials program for Phase I - Phase IV clinical trials; and collaborating with senior management in determining what other applications of the ATRIGELTM technology should be brought forward to the clinical testing stage in the fields of dentistry and particularly periodontal disease.

         The major elements of our employment offer are outlined as follows:

         A. Base Salary: Your base salary will be $150,000 and will be reviewed annually. Merit increases are given based on performance. Annual salary reviews for executives are given by the Board of Directors.

         B. Initial Stock Option: You will be granted a stock option of 50,000 shares of Atrix Laboratories, Inc. stock under the company's Performance Stock Option Plan with the purchase price being the closing bid price reported in The Wall Street Journal on the first day of your employment. Your shares will vest at the rate of 33-1/3 percent a year upon each anniversary date of employment.
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Steve Garrett, D.D.S., M.S.
January 13, 1995
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         C.       401 W Saving Plan: Atrix's 401(k) plan is administered by the
                  Principal Financial Group, and enrollment is permitted twice a year, January and July. After a year of service, you will be eligible for participation in a 401(k) savings plan in which the company matches 50 percent of your contribution up to 6 percent of your salary subject to non-discrimination rules. If you have an existing 401(k), it can be rolled-over into the Atrix plan and you may make additional contributions to the Atrix plan upon hire.

         D. Insurance: You will be eligible to participate in the Company's full range of insurance, including medical, dental, disability, accident and life in accordance with the Company waiting period.

         E.       Relocation:  Relocation expense reimbursements include:

                  1. Atrix will pay you up to $50,000 in accordance with our Relocation Assistance Policy, a copy of which is attached for your convenience. This policy takes into consideration certain IRS restrictions and requirements. Basically, all normal moving expenses (packing, loading, transporting of household goods) are deductible. We do not pay a gross up for any amount spent on relocation expenses in excess of the standard IRS deductible expenses.

                  2. Also, to further assist you and your family in moving to Fort Collins, the Company will pay your weekly or bi-weekly airfare between Fort Collins and Los Angeles until June 30, 1995, or until you are relocated, whichever comes first.

                  3. If your present house does not sell within 90 days of the date you join Atrix, the Company will provide you with a bridge loan for a down-payment to assist you in a new home purchase in Colorado at one percent above the prime rate until you sell your house.

         F. Termination: In the event that you are terminated for any of the following:

                  1. the sale by the Company of substantially all of its assets to a single purchaser or to a group of associated purchasers;

                  2. the sale, exchange or other disposition in one transaction, of two-thirds of the outstanding capital stock of the Company;

                  3.       if your position is eliminated, other than for cause;
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Steve Garrett, D.D.S., M.S.
January 13, 1995
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                  4.       if there is a change in control of the Company
                           through a merger or consolidation of the Company in a transaction in which the Shareholders of the Company receive less than 50% of the outstanding voting shares of the new or continuing corporation or other business entity and as a result of the change in control your responsibilities are substantially reduced, the Company will pay you, in addition to amounts accrued in respect to periods prior to such termination, severance equal to one year's salary and benefits. Notwithstanding the above, such severance shall only be paid until such time as you become employed, on a consulting basis or otherwise. Upon such termination, other than for cause, all unvested stock options shall immediately vest.

         This summarizes the various elements in our offer. I would like to add that I believe that Atrix Laboratories is a splendid place for you at this point in your career. There is an enormous opportunity here, and I know that with all of us working together great things are in store both for Atrix and for you.

         I realize that you'll be investigating the potential for selling your practice and, as we discussed, you'll be getting back to us in about 45 days. In the meantime, please call if you have any questions, or if we can be of any assistance. I look forward to a long and mutually rewarding relationship in the years ahead.

                                              Sincerely,

                                              /s/ John E. Urheim

                                              John E. Urheim
                                              Chief Executive Officer
                                                and Vice Chairman of the Board





Accepted:      /s/ Steven Garrett              Date:
          ---------------------------------          ---------------------------
          Steven Garrett, D.D.S., M.S.